Exhibit 10.27

DEL MONTE FOODS COMPANY

ANNUAL INCENTIVE PLAN

(Amended and Restated Effective April 28, 2003)

1.	Purpose

The Del Monte Annual Incentive Plan (the “Plan”) is a cash-based incentive program designed to accomplish the following objectives of Del Monte Foods Company (“Del Monte”):

•	To link annual corporate and business priorities with individual and group performance goals, reinforcing line of sight and contribution to results;

•	To reinforce a high performance culture tying rewards to measurable accountabilities and goal achievement;

•	To recognize and reward individual performance and differentiate award levels based on absolute and relative contributions; and

•	To provide a variable award opportunity as part of a competitive total compensation program that enables Del Monte to attract, retain, and motivate its leadership and key employees.

2.	The Committee

The Plan shall be administered by the Compensation Committee of Del Monte’s Board of Directors (the “Committee”), which shall consist of at least two independent directors of Del Monte who satisfy the requirements of Section 162(m) of the Internal Revenue Code (the “Code”). The Committee shall have the sole discretion and authority to administer and interpret the Plan in accordance with Code Section 162(m) as appropriate and the decisions of the Committee shall in every case be final and binding on all persons having an interest in the Plan.

3.	Eligibility

To be eligible for participation in the Plan, an employee must be in Exempt Salary Grade 13 (or equivalent) or above and must not be a participant in a sales incentive program. To be eligible for an award in any given Plan Year, participants are required to be in a bonus eligible position on or before the date that is ninety (90) days prior to the end of a Plan Year, must be on the active payroll at the time of the award distribution, and must comply with rules of the Plan as established by the Committee. Voluntary terminations will not be considered for an award if the participant is not on the active payroll on the date of the award distribution. In the case of the death, disability, or retirement of a Plan participant, a prorated award at target based on the number of months worked during the Plan Year will be paid to the participant (or beneficiary).

Loss of eligibility may occur if the employee’s salary grade is changed to an exempt grade below 13 (or equivalent) as a result of a reclassification or demotion.

4.	Plan Year

The Plan is a cash-based incentive program which provides for potential award payments at the end of Del Monte’s fiscal year, which shall also be the Plan Year.

5.	Target Incentive Awards

Each Plan Year, each participant has a target incentive award opportunity expressed as a percent of such participant’s Fiscal Year Earnings, defined as base salary earned during Del Monte’s fiscal year excluding bonuses, special awards, and other non-base compensation. The target incentive award opportunity is determined by salary grade. Target incentive awards are selected by the Committee, and shall be established in writing not later than ninety (90) days after the start of each Plan Year. The target incentive award will be prorated for any employee who becomes eligible for participation in the Plan after the beginning of a Plan Year based on the number of months of participation in the Plan. The target incentive award for a participant who changes position or salary grade in the middle of a Plan Year will be prorated based on the number of days spent in each position and the applicable target incentive awards for the former and current positions.

6.	Performance Measures

Award payments are based upon three performance measures: (i) Corporate Financial Objectives, (ii) Business Unit Objectives, and (iii) Individual Objectives/MBOs.

•	Corporate Financial Objectives

This measure is based on the established corporate financial performance goals set at the beginning of each Plan Year, as follows:

Not later than ninety (90) days after the start of each Plan Year, the Committee will establish in writing (x) specific performance goals for Del Monte; (y) the business criteria upon which such performance goals are based; and (z) the weight to be accorded each business criterion. The relevant business criteria include, either individually or in combination, applied to Del Monte as a whole or to individual units thereof, and measured either absolutely or relative to a designated group of comparable companies: (i) cash flow, (ii) earnings per share, (iii) earnings before interest, taxes, depreciation, and amortization (EBITDA), (iv) return on equity, (v) total stockholder return, (vi) return on capital, (vii) return on assets or net assets, (viii) revenue, (ix) income or net income, (x) operating income or net operating income, (xi) operating profit or net operating profit, (xii) operating margin, (xiii) return on operating revenue, (xiv) market share, and (xv) any other objective and measurable business criteria tied to Del Monte’s performance.

•	Business Unit Objectives

This measure applies at the business unit level, and is based on specific financial performance goals determined by the Committee at the beginning of each Plan Year. The Committee will establish the business unit performance goals using the same process as described above for the corporate goals. The business criteria on which the business unit performance goals are based can be, but do not have to be, the same as the business criteria applicable to the corporate goals.

•	Individual Objectives/MBOs

This measure is based on individual performance goals known as Management By Objectives (“MBOs”). MBOs are developed by Plan participants and ultimately support objectives established for Del Monte by the President and Chief Executive Officer. Business unit executives supplement these objectives as necessary.

To assist each Plan participant in focusing upon critical priorities, there should be no more than four to six MBOs that are based on Del Monte’s operating or business plan, or business unit goals. Every effort should be made to identify MBOs that will reflect the individual contributions to be made by the Plan participant and not related to their day-to-day job responsibilities. The MBOs (or portion thereof) for any Plan Year may, but need not, be based on those 15 business criteria enumerated above, and if they are not, the MBO segment (or portion thereof) of any award paid under the Plan will not be considered performance-based compensation for purposes of Code Section 162(m).

As an additional component to the Individual Objectives/MBOs measure, unique contributions made by participants may be considered. Unique contributions are innovative events or accomplishments that are unplanned in nature, generally are an unexpected project or opportunity, and are not necessarily an annual component of the MBOs. Unique contributions during the Plan Year will be reviewed at the end of the Plan Year. Del Monte reserves the right to determine the weight to be given to unique contributions within the Individual Objectives/MBOs measure in order to reflect the magnitude and impact of the unique contribution(s).

7.	Evaluation of Performance Results

At the end of the Plan Year, the three performance measures, Corporate Financial Objectives, Business Unit Objectives, and Individual Objectives/MBOs, will be evaluated comparing actual results against performance goals.

Corporate Financial Objectives. For each Plan Year, Del Monte’s actual performance will be compared to the target Corporate Financial Objectives established by the Committee. Based on the level at which Del Monte actually met, exceeded, or failed to meet its target, a corresponding Corporate Performance Multiple will be assigned. Corporate Performance Multiples shall be established by the Committee no later than ninety (90) days after the start of each Plan Year. The Committee may, at its discretion, set a minimum level of performance below which the corresponding Corporate Performance Multiple will be 0%, and a maximum level of performance above which the corresponding Corporate Performance Multiple does not continue to increase. The Corporate Performance Multiple then is multiplied by the respective weight of the Corporate Financial Objectives measure for each participant.

Business Unit Objectives. For each Plan Year, the actual performance of the business units will be compared to the target Business Unit Objectives established by the Committee. Based on the level at which a business unit actually met, exceeded, or failed to meet its target, a corresponding Business Unit Performance Multiple will be assigned. Business Unit Performance Multiples shall be established by the Committee no later than ninety (90) days after the start of each Plan Year. The Committee may, at its discretion, set a minimum level of performance below which the corresponding Business Unit Performance Multiple will be 0%, and a maximum level of performance above which the corresponding Business Unit Performance Multiple does not continue to increase. The Business Unit Performance Multiple then is multiplied by the respective weight of the Business Unit Objectives measure for each participant.

Individual Objectives/MBOs. Participants will earn MBO scores depending on their level of achievement of each MBO. The separate MBO scores are then averaged, using specific weights, to arrive at an overall MBO score for each participant. The overall MBO score then is multiplied by the respective weight of the Individual Objectives/MBOs measure for each participant. The Committee may, at its discretion, determine minimum MBO scores, below which a participant will not be eligible to receive an incentive award, and maximum MBO scores, above which a participant’s individual performance will not cause the score to increase. The Committee also shall have the discretion to place a cap on the aggregate MBO score that may be obtained by all the participants in any particular functional area, and to determine if and how MBO scores shall affect corporate and business unit scores. For that part of the MBO segment intended to qualify as performance-based for purposes of Code Section 162(m), the Committee shall establish in writing, no later than ninety (90) days after the start of a Plan Year (or no later than the date that represents 25% of the evaluation period, in the case of an evaluation period that is shorter than the Plan Year), an objective formula for calculating MBO scores based on individual performance, including any minimum, maximum, or other cap, and including how MBO scores shall affect corporate and business unit scores. If the Committee does not, or if any other requirement of Code Section 162(m) is not met in respect of the MBOs (or portion thereof), the MBO segment (or portion thereof) of any award paid under the Plan will not be considered performance-based compensation for purposes of that Code Section.

8.	Relative Weighting of Objectives

Individual awards for each Plan Year are based upon the three performance measures and their relative weights, which vary by position. The weights shall be established in writing by the Committee within ninety (90) days after the start of each Plan Year.

9.	Hypothetical Award Calculation–Business Unit

The following is a hypothetical example of an incentive award calculation, based on the variables shown in the chart. In this example, the target award opportunity and the weights represent hypothetical percentages established by the Committee. The Corporate and Business Unit Performance Multiples represent hypothetical percentages established by the Committee to correspond to the level at which corporate and business unit performance goals actually were achieved for this Plan Year.

Example

Fiscal Year Earnings	$100,000

Target award opportunity	20%
Target incentive award	$20,000
Corporate Performance Multiple	102%
Business Unit Performance Multiple	100%
Individual Objectives/MBOs overall score	110%
Senior Manager II	Corporate weight 10% Business Unit weight 20% MBO weight 70%

This award would be calculated as follows:

• 102% x 10% (Corporate multiple x Corporate weight)	=	10.2%
• 100% x 20% (Business Unit multiple x B.U. weight)	=	20.0%
• 110% x 70% (MBO score x MBO weight)	=	77.0%

Total Score		107.2%

• 107.2% (total score) x $20,000 (target award) = $21,440
• Final award = $21,400 (rounded to nearest $100)

10.	Maximum Award and Committee Discretion

The maximum amount payable to any participant for any Plan Year under the Plan is $2,000,000 or 200% of such participant’s Fiscal Year Earnings, whichever is less. The Committee has the discretion to reduce any award below the amount calculated under the formulas described in this Plan.

11.	Miscellaneous

Approval for payment under the Plan is made by the Committee. Final approval of individual awards will be made by the CEO.

Payment of awards will be made as soon as practicable and generally can be expected during the first quarter of the following Fiscal Year. All incentive awards will be paid in cash, or, if applicable, such other form of payment as is required by another plan to which the award is transferred.

The Plan is intended to be directly responsive to individual performance with the flexibility to measure, score, and reward each participant’s contribution to Del Monte’s overall business results. However, Plan awards are not guaranteed and a participant’s actual award may be greater or less than his or her target, depending on personal performance and the performance of the business overall. Del Monte reserves the right to amend, modify or cancel the program at any time.

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